Exhibit 99-1

METTLER-TOLEDO INTERNATIONAL INC. REPORTS
FOURTH QUARTER 2006 RESULTS

- - Excellent Fourth Quarter Operating Performance - -
- - Raised Outlook for 2007 - -

COLUMBUS, Ohio, USA - February 8, 2007 - Mettler-Toledo International Inc. (NYSE: MTD) today announced fourth quarter results. The highlights of the quarter were:

•	Sales growth in local currency was 8%. Reported sales growth was 12%, which included a 4% currency benefit.

•	Reported net earnings per diluted share (EPS) were $1.31, an increase of 26% over the fourth quarter 2005 amount of $1.04. Excluding share-based compensation, EPS would have increased 30% to $1.35.

•	Projected 2007 EPS was increased to $4.10 to $4.20.

Fourth Quarter Results

Robert F. Spoerry, Chairman, President and Chief Executive Officer, stated, “We are very pleased with our great finish to 2006 - particularly given the strong results in the fourth quarter of 2005. The sales increase was broad-based, with all key businesses and geographies performing well. Operating profit growth and cash flow generation were strong, and our EPS growth was excellent.”

Reported EPS was $1.31 and included $0.04 per diluted share in share-based compensation. In the fourth quarter of 2005, reported EPS was $1.04. EPS on a reported basis increased 26% versus 2005. Excluding share-based compensation expense, EPS would have increased 30% to $1.35. To facilitate comparisons, a reconciliation of EPS is provided in the attached schedules.

Sales were $462.3 million, compared with $411.2 million in the prior year, an increase of 8% in local currency sales. Reported sales growth was 12%, which included a 4% favorable currency benefit. By region, local currency sales growth was 7% in Europe, 6% in the Americas and 14% in Asia / Rest of World. Adjusted operating income amounted to $79.5 million, a 16% increase over the prior year amount of $68.8 million.

Cash flow from operations was $51.9 million, compared with $59.5 million in 2005. The Company repurchased 1.1 million shares of its stock for $83.4 million during the quarter.

Full Year Results

For 2006, reported EPS was $3.86, which included $0.14 of share-based compensation and a third quarter benefit for discrete tax items of $0.20 per share. EPS in 2005 was $2.52 and included the previously disclosed $0.12 per share tax charge and a $0.30 per share charge for previously-disclosed litigation. On a reported basis, 2006 EPS increased 53% over 2005. Excluding the effects of the one-time items in both periods and share-based compensation, EPS would have increased 29% to $3.80. To facilitate comparisons, a reconciliation of EPS is provided in the attached schedules.

Sales were $1.6 billion, compared with $1.5 billion in 2005. This represents an 8% increase in reported sales, consisting of 7% local currency sales growth and 1% favorable impact due to currency. Adjusted operating income was $234.2 million, a 13% increase over the 2005 amount of $206.7 million.

Cash flow from operations was $191.6 million, compared with $177.1 million in 2005. The Company repurchased 4.1 million shares of its stock for $265.8 million in 2006.

2007 Revised Outlook

The Company stated that based on an economic environment and market conditions similar to today’s, it now expects 2007 EPS to be in the range of $4.10 to $4.20, assuming local currency sales growth in the 4% to 6% range. This compares with previous 2007 EPS guidance of $4.00 to $4.10. The Company noted the 2007 estimates include share-based compensation and reflect an effective tax rate of approximately 27%. On a comparable basis -- that is, excluding the one-time tax items in 2006 -- this represents a growth of approximately 12% to 15%.

Conclusion

Spoerry continued, “Disciplined execution of our strategic initiatives drove strong operating performance in 2006. Our sales and marketing programs combined with product innovation will allow us to continue to gain market share. Our product introductions are reinforcing our technology leadership and provide tangible paybacks to customers. We are achieving strong sales momentum in fast-growing emerging markets as we capitalize on our extensive product range and distribution. And finally, a determined focus on costs and efficient use of our invested capital are driving improved returns.”

Spoerry concluded, “The strengths of our franchise are market leadership; global presence; a diversified customer base and product portfolio; technology leadership; and a culture of delivering the highest quality products and services. These elements continue to provide a solid foundation for our future. We remain cautious on the economy but believe, with continued diligent execution of our strategic initiatives, we are well positioned for growth in 2007 and beyond.”

Other Matters

The Company has provided a reconciliation of earnings before taxes, the most comparable U.S. GAAP measure, to adjusted operating income in the attached schedules.

The Company will host a conference call to discuss its fourth quarter results today (Thursday, February 8) at 5:00 p.m. Eastern Time. To hear a live webcast or replay of the call, visit the investor relations page on the Company’s website at www.mt.com.

METTLER TOLEDO is a leading global supplier of precision instruments and services. The Company is the world’s largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. The Company also holds top-three market positions in several related analytical instruments and is a leading provider of automated chemistry systems used in drug and chemical compound discovery and development. In addition, the Company is the world’s largest manufacturer and marketer of metal detection and other end-of-line inspection systems used in production and packaging and holds a leading position in certain process analytics applications. Additional information about METTLER TOLEDO can be found on the World Wide Web at “www.mt.com.”

Statements in this discussion which are not historical facts may be considered "forward-looking statements" that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual events or results to differ from those contained in the forward-looking statements, see “Factors affecting our future operating results” in Part I, Item 1A, of the Company's Annual Report on Form 10-K for the fiscal year December 31, 2005. The Company assumes no obligation to update this press release.

METTLER-TOLEDO INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except share data)
(unaudited)

	Three months ended			Three months ended
	December 31, 2006		% of sales	December 31, 2005	% of sales

Net sales	$462,277	(a)	100.0	$411,247	100.0
Cost of sales	228,677		49.5	203,154	49.4
Gross profit	233,600		50.5	208,093	50.6

Research and development	21,823		4.7	20,840	5.1
Selling, general and administrative	134,240	(b)	29.0	118,493	28.8
Amortization	3,005		0.7	2,821	0.7
Interest expense	4,657		1.0	3,594	0.9
Other income, net	(1,385)		(0.3)	(772)	(0.2)
Earnings before taxes	71,260		15.4	63,117	15.3

Provision for taxes	19,240		4.1	18,925	4.6
Net earnings	$52,020		11.3	$44,192	10.7

Basic earnings per common share:
Net earnings	$1.34			$1.06
Weighted average number of common shares	38,882,113			41,549,018

Diluted earnings per common share:
Net earnings	$1.31			$1.04
Weighted average number of common	39,675,263			42,419,020
and common equivalent shares

Notes:
(a)	Local currency sales increased 8% as compared to the same period in 2005.
(b)	Includes share-based compensation expense of $2.0 million ($1.4 million after-tax) for the three months ended December 31, 2006.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING INCOME

	Three months ended			Three months ended
	December 31, 2006		% of sales	December 31, 2005	% of sales

Earnings before taxes	$71,260			$63,117
Share-based compensation	1,961			-
Amortization	3,005			2,821
Interest expense	4,657			3,594
Other income, net	(1,385)			(772)
Adjusted operating income	$79,498	(a)	17.2	$68,760	16.7

Note:
(a)	Adjusted operating income increased 16% as compared to the same period in 2005.

METTLER-TOLEDO INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except share data)
(unaudited)

	Twelve months ended			Twelve months ended
	December 31, 2006		% of sales	December 31, 2005		% of sales

Net sales	$1,594,912	(a)	100.0	$1,482,472		100.0
Cost of sales	804,480		50.4	752,153		50.7
Gross profit	790,432		49.6	730,319		49.3

Research and development	82,802		5.2	81,893		5.6
Selling, general and administrative	481,709	(b)	30.2	441,702		29.8
Amortization	11,503		0.7	11,436		0.7
Interest expense	17,492		1.1	14,880		1.0
Other charges (income), net	(7,921)		(0.5)	20,224	(d)	1.4
Earnings before taxes	204,847		12.9	160,184		10.8

Provision for taxes	47,315	(c)	3.0	51,282	(e)	3.5
Net earnings	$157,532		9.9	$108,902		7.3

Basic earnings per common share:
Net earnings	$3.93			$2.58
Weighted average number of common shares	40,065,951			42,207,777

Diluted earnings per common share:
Net earnings	$3.86			$2.52
Weighted average number of common	40,785,708			43,285,121
and common equivalent shares

Notes:
(a)	Local currency sales increased 7% as compared to the same period in 2005.
(b)	Includes share-based compensation expense of $8.2 million ($5.5 million after-tax) for the twelve months ended December 31, 2006.
(c)
Includes tax benefits related to a legal reorganization that resulted in the reduction of the estimated annual effective tax rate from 30% to 27% and discrete tax items of $8.0 million, net. The discrete items comprise a benefit of $2.9 million, net, associated with the legal reorganization and a benefit of $5.1 million resulting from a favorable tax law change.

(d)
Includes a $21.8 million ($13.1 million after-tax) one-time litigation charge related to a $19.9 million ($12 million after-tax) non-cash write-off of an intellectual property license and $1.9 million ($1.1 million after-tax) of related legal costs.

(e)
Includes a net tax charge of $5.4 million related to earnings repatriation associated with the American Jobs Creation Act of $13.1 million offset in part by the favorable resolution of certain tax contingencies of $7.7 million.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING INCOME

	Twelve months ended			Twelve months ended
	December 31, 2006		% of sales	December 31, 2005		% of sales

Earnings before taxes	$204,847			$160,184
Share-based compensation	8,239			-
Amortization	11,503			11,436
Interest expense	17,492			14,880
Other charges (income), net	(7,921)			20,224
Adjusted operating income	$234,160	(a)	14.7	$206,724		13.9

Note:
(a)	Adjusted operating income increased 13% as compared to the same period in 2005.

METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(unaudited)

	December 31, 2006	December 31, 2005

Cash and cash equivalents	$151,269	$324,578
Accounts receivable, net	306,879	271,915
Inventory	148,372	150,201
Other current assets and prepaid expenses	63,250	53,965
Total current assets	669,770	800,659

Property, plant and equipment, net	229,138	218,519
Goodwill and other intangibles	535,621	528,209
Other non-current assets	152,556	122,386
Total assets	$1,587,085	$1,669,773

Short-term debt	$9,962	$6,345
Accounts payable	95,971	88,553
Accrued and other current liabilities	278,446	258,558
Total current liabilities	384,379	353,456

Long-term debt	345,705	443,795
Other non-current liabilities	226,139	213,520
Total liabilities	956,223	1,010,771

Shareholders’ equity	630,862	659,002
Total liabilities and shareholders’ equity	$1,587,085	$1,669,773

METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Three months ended	Twelve months ended
December 31,	December 31,

	2006	2005	2006	2005

Cash flow from operating activities:
Net earnings	$52,020	$44,192	$157,532	$108,902
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation	6,752	6,519	26,069	25,977
Amortization	3,005	2,821	11,503	11,436
Deferred taxation	13,959	7,244	7,365	10,962
Excess tax benefits from share-based payment arrangements	(3,176)	-	(11,336)	-
Other	2,191	(7,175)	7,238	20,057
Increase (decrease) in cash resulting from changes in
operating assets and liabilities	(22,901)	5,869	(6,805)	(275)
Net cash provided by operating activities	51,850	59,470	191,566	177,059

Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	145	549	4,181	1,423
Purchase of property, plant and equipment	(13,722)	(11,452)	(34,329)	(32,498)
Acquisitions	-	(103)	(790)	(4,087)
Net cash used in investing activities	(13,577)	(11,006)	(30,938)	(35,162)

Cash flows from financing activities:
Proceeds from borrowings	68,116	508,583	119,989	667,901
Repayments of borrowings	(84,997)	(283,873)	(234,602)	(414,578)
Proceeds from exercise of stock options	7,921	15,556	30,453	27,007
Excess tax benefits from share-based payment arrangements	3,176	-	11,336	-
Repurchases of common stock (a)	(78,024)	(53,701)	(264,640)	(161,832)
Refinancing fees	-	(760)	-	(760)
Net cash provided by (used in) financing activities	(83,808)	185,805	(337,464)	117,738

Effect of exchange rate changes on cash and cash equivalents	1,446	(4,087)	3,527	(2,233)

Net increase (decrease) in cash and cash equivalents	(44,089)	230,182	(173,309)	257,402

Cash and cash equivalents:
Beginning of period	195,358	94,396	324,578	67,176
End of period	$151,269	$324,578	$151,269	$324,578

Note:
(a) The twelve months ended December 31, 2006 and 2005 include $4.2 million and $1.4 million, respectively, relating to the settlement of a liability for shares purchased as of December 31, 2005 and 2004.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

Net cash provided by operating activities	$51,850	$59,470	$191,566	$177,059
Excess tax benefits from share-based payment arrangements	3,176	-	11,336	-
Payments in respect of restructuring activities	-	32	-	1,973
Proceeds from sale of property, plant and equipment	145	549	4,181	1,423
Purchase of property, plant and equipment	(13,722)	(11,452)	(34,329)	(32,498)
Free cash flow	$41,449	$48,599	$172,754	$147,957

METTLER-TOLEDO INTERNATIONAL INC.
OTHER OPERATING STATISTICS

LOCAL CURRENCY SALES GROWTH BY DESTINATION

	Europe	Americas	Asia/RoW	Total

Three Months Ended December 31, 2006	7%	6%	14%	8%

Twelve Months Ended December 31, 2006	7%	5%	10%	7%

RECONCILIATION OF DILUTED EPS AS REPORTED TO DILUTED EPS EXCLUDING
SHARE-BASED COMPENSATION EXPENSE AND ONE-TIME ITEMS
(unaudited)

	Three months ended December 31,			Twelve months ended December 31,

	2006	2005	% Growth	2006	2005	% Growth

EPS as reported, diluted	$1.31	$1.04	26%	$3.86	$2.52	53%

Discrete tax items (a) (b)	-	-		(0.20)	0.12
Share-based compensation (c)	0.04	-		0.14	-
Non-cash intangible write-off and litigation (d)	-	-		-	0.30

EPS excluding share-based compensation expense
and one-time items, diluted (e)	$1.35	$1.04	30%	$3.80	$2.94	29%

Notes:
(a)	Discrete tax items in 2006 pertain to the EPS impact of tax benefits related to a legal reorganization of $2.9 million, net, and a benefit related to a favorable tax law change of $5.1 million.
(b)
Discrete tax items in 2005 represent the EPS impact of net tax charges related to earnings repatriation associated with the American Job Creation Act of $13.1 million offset in part by the favorable resolution of certain tax contingencies of $7.7 million.

(c)
EPS impact of $2.0 million ($1.4 million after-tax) for the three months ended December 31, 2006 and $8.2 million ($5.5 million after-tax) for the twelve months ended December 31, 2006 for share-based compensation expense.

(d)
EPS impact of one-time litigation charge related to a $19.9 million ($12 million after-tax) non-cash write-off of an intellectual property license and $1.9 million ($1.1 million after-tax) of related legal costs.

(e)	EPS for the periods ended December 31, 2006 and 2005 reflect an effective tax rate of 27% and 30%, respectively, excluding the tax items described in Notes (a) and (b) above.